Exhibit 10.20

Non-NEO Executive Incentive
Compensation Plan
June 2, 2016

1.0Plan Objectives

1.1.The purpose of the Federal Home Loan Bank of Topeka Non-NEO Executive Incentive Compensation Plan is to:

1.1.1.Promote consistently high value creation for FHLBank Topeka members by promoting the long-term growth and profitability of FHLBank Topeka in accordance with the achievement of its long-term strategic objectives and mission;

1.1.2.Promote the mission and financial performance of FHLBank Topeka by providing incentives to key employees for accomplishing annual goals that are aligned with FHLBank Topeka’s mission and business objectives;

1.1.3.Promote key employee loyalty and dedication to FHLBank Topeka and its strategic objectives by rewarding performance that facilitates the growth and financial stability and success of FHLBank Topeka; and

1.1.4.Enhance FHLBank Topeka’s capacity to attract, retain, and motivate key employees by offering competitive short-term and long-term total incentive compensation opportunities, including those Deferred Incentive opportunities provided in Plan Section 2.1.5, to key employees who are also vital to FHLBank Topeka’s future success.

1.2.Payments awarded under this Plan, when combined with base salary and other benefits, are designed to provide competitive total compensation to key employees for achieving FHLBank Topeka’s desired strategic objectives.

1.3.The Plan is a cash-based annual incentive plan with a long-term deferral component that establishes individual incentive compensation award opportunities related to achievement of performance objectives by FHLBank Topeka and by Participants during Base or Deferral Performance Periods.

2.0Definitions

2.1.When used in this Plan, the following words and phrases shall have the following meaning:

2.1.1.Base Performance Period means the period over which FHLBank Topeka’s performance is measured based on parameters set forth in the Target Document, and over which a Cash Incentive can be earned and vested;

2.1.2.Cash Incentive means the portion of the Total Base Opportunity that is not the Deferred Incentive, and becomes payable to the Participant no later than 2 ½ months following the later of the end of the Base Performance Period upon achievement of the Performance Measures.

2.1.3. Cause has the meaning given to it in Plan Section 10.4.b;

2.1.4.CEO means the President and Chief Executive Officer of FHLBank Topeka;

2.1.5.Deferred Incentive means 50% of the Total Base Opportunity, which shall be deferred for the Deferral Performance Period and is subject to adjustment based upon the extent of achievement of the Performance Measures during the Deferral Performance Period as set forth in the Target Document for a Deferral Performance Period;

2.1.6.Deferral Performance Period is the three-year period directly following each Base Performance Period over which FHLBank Topeka’s performance is measured based on parameters set forth in the Target Document and during which a Deferred Incentive can be earned;

2.1.7.Disability has the meaning given to it in Plan Section 10.4.a;

2.1.8.Extraordinary Occurrences means those events that, in the opinion and discretion of the CEO, are outside the significant influence of the Participant or FHLBank Topeka and are likely to have a significant unanticipated effect, whether positive or negative, on FHLBank Topeka’s operating and/or financial results;

2.1.9.FHLBank Topeka means the Federal Home Loan Bank of Topeka;

2.1.10.Final Deferred Incentive Award means the Deferred Incentive ultimately paid to a Participant under the Plan for a Deferral Performance Period, as otherwise applicable herein;

2.1.11.Participant means a person who is eligible to take part in the Plan for the designated Base or Deferral Performance Period as determined by the CEO;

2.1.12.Participation Agreement means the agreement between FHLBank Topeka and a Participant, the terms of which govern a Participant’s participation in this Plan, an example of which is set forth in Appendix A;

2.1.13.Performance Measure means each performance factor that is taken into consideration under the Plan in determining the value of a Cash Incentive or Final Deferred Incentive Award;

2.1.14.Plan means the Federal Home Loan Bank of Topeka Non-NEO Executive Incentive Compensation Plan;

2.1.15.Retirement means a Participant meeting one of the following criteria: (1) 55 years of age or older with at least 10 years of service; (2) 60 years of age or older with at least 5 years of service; (3) 65 years of age or older regardless of service; or (4) the combination of the Participant’s age and years of service equals or exceeds 80; provided that, in each case, the Participant enters into a non-solicitation agreement in the form required by the FHLBank;

2.1.16.Target Document means the document in effect for a Base Performance Period and Deferral Performance Period, as approved by the CEO, that sets forth the Total Base Opportunity, Performance Measures, and other applicable terms and conditions relevant to the operation of this Plan;

2.1.17.Termination of Service means the occurrence of any act or failure to act that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of FHLBank Topeka;

2.1.18.Total Base Opportunity means the percentage of a Participant’s base salary on the first day of the Base Performance Period that will be provisionally awarded to a Participant as incentive compensation for achieving performance levels under each Performance Measure during the Base Performance Period, 50% of which shall be the Cash Incentive, and 50% of which shall be the Deferred Incentive which is subject to adjustment, and both of which are subject to the other provisions of this Plan;

3.0Eligibility

3.1.Individual employees eligible for participation in the Plan for each Base Performance Period and corresponding Deferral Performance Period will be approved by the CEO.

3.2.Eligibility shall be limited to a select group of key management or other highly-compensated employees (i.e., key employees), but normally will be further limited to senior officers who are approved as a Participant by the CEO.

3.3.	The CEO shall determine each Participant’s level of participation.

3.4.The list of Participants and the level of each Participant for each Base Performance Period and Deferral Performance Period shall be established by the CEO.

3.5.An eligible employee shall become a Participant in the Plan through the signing of a Participation Agreement, and shall cease to be a Participant in the Plan upon Termination of Service, or through a violation of either of the following obligations:

a)Non-disclosure. During and as a result of the Participant’s employment with FHLBank Topeka, Participant is or will be making use of, acquiring knowledge of and/or adding to confidential or proprietary information relating to FHLBank Topeka and its affiliates, including, without limitation, FHLBank Topeka’s systems, procedures, policies, manuals, trade secrets, business plans, financial data, strategies, methods of conducting business, processes, procedures, standards, know-how, manuals, techniques, technology, confidential reports and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of FHLBank Topeka (collectively, “Confidential Information”). As a material inducement to FHLBank Topeka to allow Participant to be eligible under the Plan, Participant shall not, at any time during or following the term of his or her employment with FHLBank Topeka, directly or indirectly, except in accordance with FHLBank Topeka policies, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information.

b)Non-solicitation. In acknowledgement and recognition of the highly competitive and unique nature of FHLBank Topeka’s business, Participant shall not, during his or her continued employment and for the one-year period following Termination of Service, directly or indirectly, either by himself or herself or through others, as an individual, partner, employee, agent, officer, stockholder, or otherwise:

a)Solicit, divert, take away, or attempt to take away the business of FHLBank Topeka’s present or past customers that otherwise exist at the time of termination, or such customers of any affiliated or related companies; and/or

b)Solicit, hire, employ, or endeavor to employ any of FHLBank Topeka’s employees or independent contractors.

3.6.Remedies. By virtue of signing the Participation Agreement, Participant acknowledges and agrees to the terms and conditions of that Participation Agreement and the Plan and further acknowledges that FHLBank Topeka will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened, or attempted breach by the Participant of any provision of the Plan or the specific provisions of Section 3.5 above. Accordingly, in the event of a threatened, attempted or actual breach by Participant of any provision of the Plan, including but not limited to Section 3.5, in addition to all other remedies to which FHLBank Topeka is entitled at law, in equity or otherwise, Participant shall forfeit any and all further and unpaid Cash Incentive or Deferred Incentive that he or she would otherwise have been entitled to under the Plan, and/or FHLBank Topeka may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 3.5. The foregoing remedies will not be deemed to be the exclusive rights or remedies of FHLBank Topeka for any breach of or noncompliance with the terms of this Plan, or the Participation Agreement signed by the Participant, but will be in addition to all other rights and remedies available to FHLBank Topeka at law, in equity, or otherwise.

4.0Total Base Opportunity

4.1.For each Base Performance Period, the CEO or his or her designee will present a Total Base Opportunity to Participants.

4.2.Awards are payable in accordance with Section 6.0. The Deferred Incentive amount may increase or decrease in accordance with the achievement of Performance Measures as set forth in the Target Document in effect for the Deferral Performance Period.

5.0Performance Measures

5.1.Three achievement levels will be defined for each Performance Measure:

Threshold	The minimum achievement level acceptable for the Performance Measure.

Target	The expected achievement level for the Performance Measure.

Optimum	The achievement level for the Performance Measure that substantially exceeds the Target level of achievement.
5.2.Performance between Threshold - Target, and Target - Optimum shall be calculated by linear interpolation of the achievement point in the applicable performance range, as determined by the CEO.

5.3.Performance Measures shall be established by the CEO.

5.4.Performance Measures for the Deferred Incentive and for the Cash Incentive shall be set forth in the Target Document then in effect.

6.0 Award Determination

6.1.Awards of both Cash Incentive and the Deferred Incentive are based on the achievement of performance goals as set forth in the Target Document and achievement of satisfactory levels of individual performance; provided, however, if FHLBank Topeka fails to achieve performance at or above threshold Performance Measures, the CEO has discretion to reduce or eliminate an award for the Base Performance Period and for any Deferral Performance Period, if otherwise applicable under the circumstances.

6.2. Awards for a Base Performance Period or Deferral Performance Period are determined by the CEO promptly after the Base Performance Period or Deferral Performance Period based upon the CEO’s analysis of all applicable standards set forth herein and consideration of performance that is not captured in the Performance Measures. The CEO may also consider Extraordinary Occurrences when assessing performance results and determining Cash Incentive or Final Deferred Incentive Award and may adjust the Performance Measures and/or amounts to ensure that the purpose of the Plan is served.

6.3.The above notwithstanding, the CEO may, in his or her discretion, reduce or eliminate an award for any Base Performance Period or Deferral Performance Period under any of the following circumstances:

a)FHLBank Topeka receives a composite “4” or “5” rating in its FHFA examination in any single year in any single Base Performance Period or Deferral Performance Period;

b)The CEO finds a serious, material safety or soundness problem, or a serious, material risk-management deficiency exists at FHLBank Topeka, or if: (i) operational errors or omissions result in material revisions to the financial results, information submitted to the FHFA, or to data used to determine incentive payouts; (ii) submission of material information to the SEC, Office of Finance, and/or FHFA is significantly past due, or (iii) FHLBank Topeka fails to make sufficient progress, as determined by the CEO, in the timely remediation of significant examination, monitoring or other supervisory findings;

c)During the most recent examination of FHLBank Topeka by the FHFA, the FHFA identified an unsafe or unsound practice or condition that is material to the financial operation of FHLBank Topeka within the Participant’s area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently resolved in favor of FHLBank Topeka by the last day of the Base Performance Period or Deferral Performance Period;

d)Specific to each Participant only, such Participant does not achieve satisfactory individual achievement levels during the Deferral Performance Period. For purposes of the Plan, the determination of whether performance is deemed “satisfactory” is in the sole discretion of the CEO.

6.4.The Deferred Incentive shall be reduced by one-third for each year during the Deferral Performance Period in which FHLBank Topeka has negative net income, as defined and in accordance with Generally Accepted Accounting Principles.

7.0Distribution of Cash Incentives or Final Deferred Incentive Award

7.1.All awards will be paid out in cash and will be subject to appropriate payroll tax withholdings.

7.2.No Final Deferred Incentive Award received by a Participant shall be considered as compensation for purposes of determining benefits under any employee benefit plan of FHLBank Topeka, except as otherwise determined by FHLBank Topeka. Cash Incentive awards shall be considered as compensation for purposes of determining benefits under the employee benefit plans of FHLBank Topeka if the plan so provides.

7.3.Awards will be made as soon as practical following the end of the Base Performance Period or Deferral Performance Period, but no later than 2 ½ months following the later of the end of the applicable Base Performance Period or Deferral Performance Period, as applicable.

8.0Plan Communication

8.1.The CEO or his or her designee shall communicate with Participant(s) regarding the Plan in accordance with the following schedule:

First quarter of the Base Performance Period:	Communicate Performance Measures and identify Plan Participants for the Base and Deferral Performance Periods.

First quarter of the Base Performance Period:	Communicate Performance Measures and specific hurdles for the Base and Deferral Performance Periods.

Annually:	Interim assessments of progress towards achieving Performance Measures as set forth in the Target Document.

End of Performance Period:	Final assessment of FHLBank Topeka and individual performance during Base and Deferral Performance Periods.

9.0Administrative Control

9.1.Administration of the Plan shall be provided by the FHLBank Topeka’s CEO, Human Resources department, or other employees as applicable.

9.2.The CEO has full discretion and authority and is otherwise responsible for interpreting and applying the terms of the Plan. These interpretations and applications shall be final and binding.

10.0Miscellaneous Conditions

10.1.Except as provided in Section 10.3, Participants must be employed by FHLBank Topeka on the final day of the Base Performance Period and/or the Deferral Performance Period, and otherwise not in violation of Section 3.5, to receive an award, as applicable.

10.2.Employees of FHLBank Topeka who are hired, transferred, or promoted during the first six months of the Base Performance Period may be recommended for: (i) participation in the Plan or (ii) participation in the Plan at a level other than the one originally designated, in accordance with the Target Document then in effect, and receive a prorated Total Base Opportunity calculated as a percentage of the employee’s new base salary and/or level of participation at the time of the promotion.

10.3.Notwithstanding the provisions of Section 10.1, the following vesting provisions shall apply if a Participant incurs a Termination of Service (i) due to death, (ii) due to Disability, (iii) due to Retirement, or (iv) due to Termination of Service by FHLBank Topeka without Cause, as defined in Plan Section 10.4 below, during the Base Performance Period or Deferral Performance Period:
a)Pro-Rata Vesting of Total Base Opportunity during Base Performance Period

If a Participant terminates due to death, Disability, Retirement, or termination without Cause, any portion of his or her Total Base Opportunity eligible to be awarded to a Participant during the Base Performance Period in which the termination occurs will, to the extent the Performance Measures for such Base Performance Period are satisfied, be treated as any other payment awarded under this plan made to the Participant or his or her beneficiary (as designated under a completed beneficiary designation, a sample of which is attached in Appendix B), except that the Total Base Opportunity of the Participant shall be prorated equivalent to the period of time during the Base Performance Period that the Participant participated in the Plan. The Cash Incentive for such Base Performance Period shall be paid following the end of the Base Performance Period pursuant to Section 7 of this Plan. The Deferred Incentive shall be paid in accordance with Section 10.3.b.

b)Vesting of Deferred Incentive during Deferral Performance Period

(i)
Death or Disability. If a Participant terminates employment before the end of the Deferral Performance Period on account of death or Disability as defined in Plan Section 10.4.a, the Participant’s Deferred Incentive shall be immediately 100% vested at the Target Performance Measure and shall be paid to the Participant or his or her beneficiary (as designated under a completed beneficiary designation form) no later than 2 ½ months following the end of the year in which death or Disability occurred.

(ii)
Retirement or Termination without Cause. If a Participant terminates employment due to Retirement or Termination of Employment by FHLBank Topeka without Cause, the Participant’s Deferred Incentive shall be paid to the Participant or his or her beneficiary (as designated under a completed beneficiary designation form) based on the Performance Measure achieved at the end of each Deferral Performance Period, no later than 2 ½ months following the end of the Deferral Performance Period.

Example 1:
Participant becomes Disabled on September 30 and (a) Participant’s Total Base Opportunity for the Base Performance Period would have been 100% of Participant’s base salary, and (b) Participant has $50,000 in Deferred Incentive opportunities from prior year(s).
(a) The Total Base Opportunity of 100% of Participant’s base salary is reduced pro rata, to account for nine months of the Base Performance Period: 100% × 75% = 75%of Participant’s base salary paid to Participant on or before March 15 following the Base Performance Period (to include 37.5% of Participant’s base salary in Cash Incentive and 37.5% of Participant’s base salary from accelerated Deferred Incentive).
(b) The $50,000 Deferred Incentive from the previous Deferral Performance Period is paid to the Participant (reflecting an assumed achievement of the Target Performance Measure) by March 15.
Example 2:
Participant Retires on September 30 and (a) the Participant’s Total Base Opportunity for the full year would have been 100% of Participant’s base salary, and (b) Participant has $100,000 in Deferred Incentive opportunities from prior year(s).
(a) The Total Base Opportunity of 100% of Participant’s base salary is reduced pro rata, to account for nine months of the Base Performance Period: 100% × 75% = 75% of Participant’s Total Base Opportunity, 37.5% of which is the Cash Incentive and 37.5% of which is the Deferred Incentive. The Cash Incentive will be paid to Participant on or before March 15 following the Base Performance Period. The Deferred Incentive will be deferred for the Deferral Performance Period and will be paid as set forth in Section (b) below. (b) The $100,000 Deferred Incentive from the previous Deferral Performance Period(s) is determined based on the actual Performance Measure achieved for each relevant Deferral Performance Period, with the payment of the Final Deferred Incentive Award amount being paid on or before March 15 of the following year after the end of each relevant Deferral Performance Period.
c)Forfeiture upon voluntary termination or termination for Cause

In the case of the Participant’s voluntary termination or involuntary termination for Cause prior to the end of the Base Performance Period, 100% of the Total Base Opportunity shall be forfeited. In the case of the Participant’s involuntary termination for cause prior to the end of the Deferral Performance Period, 100% of the Deferred Incentive shall be forfeited.

10.4.For purposes of the Plan and this section the following definitions shall apply:

a)
Disability means, as a result of the Participant’s incapacity due to physical or mental illness, the Participant has been absent from his or her duties with FHLBank Topeka for an aggregate of twelve out of fifteen consecutive months and, within thirty calendar days after a written notice of termination is thereafter given by FHLBank Topeka to the Participant, the Participant does not return to the full-time performance of the Participant’s duties.

b)
Cause means (1) continued failure of the Participant to perform his or her duties with FHLBank Topeka (other than any such failure resulting from Disability), after a written demand for performance is delivered to the Participant; (2) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses); (3) willful engagement in any misconduct in the performance of his or her duty that materially injures FHLBank Topeka; or (4) removal of the Participant for cause by the FHFA pursuant to 12 U.S.C. 4636a, or by any successor agency to the FHFA pursuant to a similar statute.

10.5.The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan will confer on any employee the right to be retained in the service of FHLBank Topeka nor limit the right of FHLBank Topeka to terminate or otherwise deal with any employee.

10.6.The CEO has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason without the consent of any Participant.

10.7.No benefit or interest available under the Plan will be subject in any manner to anticipation or alienation and no Participant has any direct or indirect right to sell, transfer, assign, pledge, attach, garnish or otherwise encumber any anticipated Cash Incentive or Final Deferred Incentive Award and any effort(s) to do so shall be void and unenforceable, and FHLBank Topeka shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate a Cash Incentive or Final Deferred Incentive Award under the Plan.

10.8.The Plan shall at all times be entirely unfunded and no provision shall be made at any time with respect to segregating assets of FHLBank Topeka for payment of any Cash Incentive or Final Deferred Incentive Award under this program.

10.9.Except to the extent superseded by laws of the United States, the laws of the State of Kansas will be controlling in all matters relating to the Plan without regard to the choice of law principles therein. The Plan and all Participant Agreements are intended to comply, and will be construed by FHLBank Topeka in a manner which they are exempt from or comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended. To the extent there is any conflict between a provision of the Plan and a provision of Code Section 409A, the applicable provision of Code Section 409A will control. The Plan and all Participation Agreements are intended to comply, and will be construed by FHLBank Topeka in a manner such that they comply with applicable provisions of Section 956 the Dodd-Frank Act, including the proposed rules at 12 CFR §1232, or any successor rules or applicable guidance issued by the FHFA.

10.10.The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

10.11.This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

10.12.Notwithstanding any other provision of the Plan, neither FHLBank Topeka nor any individual acting as an employee or agent of FHLBank Topeka will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.

10.13.If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the CEO may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this section will be a payment for the account of such person and a complete discharge of any liability of FHLBank Topeka and the Plan.

10.14.Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person relying on the evidence considers pertinent and reliable, and which is signed, made, or presented by the proper party or parties.

10.15.Any action required of or permitted by FHLBank Topeka under the Plan will be made by the CEO, or his or her designees, as authorized pursuant to this Plan.

10.16.In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

10.17.A Participant, or any other person entitled to benefits under the Plan, must furnish the CEO or his or her designee with any and all documents, evidence, data, or other information the CEO or his or her designee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true, and complete data, evidence or other information to the CEO or his or her designee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the CEO or his or her designee.

10.18.The Plan will be binding upon and inure to the benefit of FHLBank Topeka and its successors and assigns, and the successors, assigns, designees, and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of FHLBank Topeka, but nothing in the Plan will preclude FHLBank Topeka from merging or consolidating into or with or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of FHLBank Topeka hereunder. FHLBank Topeka agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of FHLBank Topeka, the term “FHLBank Topeka” will refer to such other organization and the Plan will continue in full force and effect.

10.19.From the effective date of this Plan, this Plan shall control and apply to all outstanding Deferred Incentives under this Plan or any prior version of FHLBank Topeka’s Executive Incentive Compensation Plan.

Appendix A
Non-NEO Executive Incentive Compensation Plan Participation Agreement
Participant:_________________________________        Social Security No.:____________________
Address:___________________________________        Date of Birth:_________________________
__________________________________________

1.
Agreement to Participate. The Participant (identified above and sometimes hereinafter referred to as “I”) hereby agrees to become a Participant in the Federal Home Loan Bank of Topeka Non-NEO Executive Incentive Compensation Plan (the “Plan”).

2.
Acknowledgements: I hereby acknowledge the following: (1) I have received and reviewed a copy of the Plan; (2) all benefits under the Plan remain subject to the claims of the general creditors of Federal Home Loan Bank of Topeka (“FHLBank Topeka”), and in the event of the bankruptcy, insolvency, or any similar situation involving FHLBank Topeka, I acknowledge that I would have the rights of a general unsecured creditor with respect to the benefits under the Plan; (3) that any right to benefits hereunder are subject to the specific terms and conditions of the Plan, including any specific Performance Measures set forth therein or in the Target Document; (4) no benefits will be paid under the Plan if I am terminated for “Cause” as set forth in the Plan Section 10.4.b; (5) no benefits will be paid under the Plan or other remedies may be available to FHLBank Topeka if I violate or fail to fulfill the non-disclosure or non-solicitation provisions set forth under Section 3.5, if applicable; (6) the benefits of the Plan may be subject to FICA taxes before such amounts are actually paid to me; and (7) all amounts received under the Plan shall be taxable to me as ordinary income.

IN WITNESS WHEREOF, I have executed this Participation Agreement as of the date set forth below.
Date: _____________, 20______        _________________________________________
Signature of Participant

Received and acknowledged this ____ day of _____________________, 20_____.
FEDERAL HOME LOAN BANK OF TOPEKA

By:______________________________________
Print Name:_______________________________
Print Title:________________________________

Appendix B

BENEFICIARY DESIGNATION

CAREFULLY READ THE INSTRUCTIONS FOUND AT THE END
OF THIS FORM BEFORE PROCEEDING.

Participant:_________________________________        Social Security No.:____________________
Address:___________________________________        Date of Birth:_________________________
__________________________________________

The Participant hereby designates the following individual(s) or entity(ies) as his or her beneficiary(ies) pursuant to the terms of the Non-NEO Executive Incentive Compensation Plan of Federal Home Loan Bank of Topeka (“FHLBank Topeka”) [Insert Name, Social Security Number, Relationship, Date of Birth and Address of Individuals and/or fully identify any trust beneficiary by the Name of the Trust, Date of Execution of the Trust, the Trustee’s Name, the address of the trust, and the employer identification number of the trust]:
Primary Beneficiary (ies)                    SSN/Tax I.D.
______________________________________________________________________________________
______________________________________________________________________________________

Contingent Beneficiary (ies)
______________________________________________________________________________________
______________________________________________________________________________________

The Participant hereby reserves the right to change this Beneficiary Designation, and any such change shall be effective when the Participant has executed a new or amended Beneficiary Designation form, and the receipt of such form has been acknowledged by FHLBank Topeka, all in such manner as specified by FHLBank Topeka from time to time, or on a future date specified by any such new or amended Beneficiary Designation form.

IN WITNESS WHEREAS, the Participant has executed this Beneficiary Designation on the date designated below.
Date: _____________, ______                ____________________________________
Signature of Participant

Received
FEDERAL HOME LOAN BANK OF TOPEKA

Date: _____________, ______                By:_________________________________
Print Name:__________________________
Print Title:___________________________

INSTRUCTIONS FOR COMPLETION
OF BENEFICIARY DESIGNATION FORM

As a participant in the Federal Home Loan Bank of Topeka Non-NEO Executive Incentive Compensation Plan (the “Plan”), you may be entitled to have certain benefits paid to a designated beneficiary under the Plan in the event of your death. We recommend that you consult your attorney concerning the completion of this form to assure that the desired federal tax consequences are achieved.
The originally-signed copy of this form must be mailed or delivered to FHLBank Topeka at the following address: Federal Home Loan Bank of Topeka, One Security Benefit Pl., Suite 100, P.O. Box 176, Topeka KS 66601-0176, and to the attention of the Director of HR. You should also make and keep one copy of the form, and it should be kept with your other important documents.
If no Primary Beneficiary is alive when the payment becomes due, the benefits will be paid in equal shares to those of the Contingent Beneficiaries who are alive when the payment becomes due.
If you fail to designate a beneficiary, or if no designated beneficiaries are alive when the payment becomes due, or if insufficient information is available to reasonably determine your intent, the death benefits under the Plan will be paid to your estate.
THIS BENEFICIARY DESIGNATION DOES NOT ALTER OR MODIFY THE PROVISIONS OF THE PLAN. IN THE EVENT THAT THIS BENEFICIARY DESIGNATION FORM INADVERTENTLY CONFLICTS WITH THE PROVISIONS OF THE PLAN, THE PROVISIONS OF THE PLAN SHALL CONTROL.